Exhibit 99.2
eTelecare to Add Near-Shore Delivery Center in Nicaragua
— To Support Demand for its Bilingual BPO Services —
Scottsdale, Ariz. — August 13, 2008 — eTelecare Global Solutions (NASDAQ: ETEL; PSE: ETEL), a leading provider of complex multi-channel business process outsourcing (BPO) solutions, will expand into Latin America with a new service delivery center near Managua, Nicaragua.
When fully operational, the facility, which is scheduled to open in the fourth quarter of 2008, will employ over 500 people delivering bilingual customer care, sales, and technical support services to customers of eTelecare’s Fortune 500 client base. It will be operated by eTelecare Global Solutions Nicaragua S.A. (“eTelecare Nicaragua”), a joint venture between eTelecare and Almori BPO Services, Inc., a Texas corporation. In aggregate, eTelecare will invest $2.1 million in return for a 70% interest in eTelecare Nicaragua; Almori will own the remaining 30%. In addition, eTelecare will make available to eTelecare Nicaragua a $5 million line of credit for the initial build-out of the facility and ramp-up of operations.
“As a multi-shore service provider with major operations in the Philippines, the United States, and now Latin America, eTelecare continues to expand its delivery capacity to meet global demand,” said eTelecare CEO and President John Harris. “By adding near-shore service delivery capabilities, we can offer clients greater diversity of geographic delivery while cost-effectively meeting the growing demand for bilingual Spanish and English contact center services.
“Its time zones and proximity to the U.S. have made Central America increasingly attractive as a BPO destination,” said Harris. “Its liberalized, high-growth economy, strong U.S. and Canadian cultural affinity, robust telecommunications infrastructure, and large pool of skilled multi-lingual workers are also strong selling points.
“Nicaragua in particular has a growing, largely untapped supply of skilled residents available at rates that are competitive with those of other Central American countries such as Costa Rica and Panama,” said Harris. “As is our strategy globally, we hire only the best-of-the-best, and our new center near Managua will allow us to deliver high-quality, multi-channel contact center services to our clients for years to come.”
About eTelecare Global Solutions
Founded in 1999, eTelecare Global Solutions is a leading provider of complex, multi-channel business process outsourcing (BPO) solutions. The company offers a full portfolio of technical support, sales, customer care and back-office services, via voice, chat and email from delivery centers located in the Philippines, the United States, and Central America. Additional information is available www.etelecare.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expects,” “believes,” “intends, “will,” “estimates” and similar expressions identify such forward-looking statements. These are statements that relate to future events and include, but are not limited to, statements related to expanding our service delivery capabilities. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to manage growth, intense competition in the industry including those factors which may affect our cost advantage, wage increases, our ability to attract and retain customer service associates and other highly skilled professionals, client concentration, the underlying success of our clients and the resulting impact of any adverse developments in our clients’ business including adverse litigation results as well as other risks detailed from time to time in our SEC filings, including those described in the “Risk Factors” section in our quarterly report on Form 10-Q filed with the U.S. SEC on May 14, 2008 as supplemented in our quarterly report on Form 10-Q filed with the U.S. SEC on August 13, 2008. You can locate these filings on the Investor Relations page of our website, at www.etelecare.com under the Investor Relations link. Statements included in this release are based upon information known to eTelecare as of the date of this release, and eTelecare assumes no obligation to update information contained in this press release.
Contact:

North America	Philippines
Mark Skoog, Marketing 480-707-5414	Ruby Pauron 63 917 533 1926

Anh Huynh 888-362-1073, Investor Relations
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